United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2019

Jones Lang LaSalle Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

200 East Randolph Drive, Chicago, IL	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 312-782-5800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer. On March 5, 2019, Jones Lang LaSalle Incorporated (the Company) announced the appointment of Stephanie Plaines as Global Chief Financial Officer effective by the end of March. She will report to CEO Christian Ulbrich and join the Company's Global Executive Board. She replaces Trish Maxson, who as Chief Administrative Officer, has maintained the Interim Chief Financial Officer role since September 2018.

Ms. Plaines, 48, has extensive financial leadership experience across a wide variety of consumer, e-commerce and financial services companies in the United States as well as in China, France, Switzerland and the UK. Her most recent position was as CFO for the U.S. retail segment of Starbucks. Prior to that, she was CFO for the e-commerce and omni-channel businesses of Walmart’s Sam’s Club division. She also held various finance roles at global retailer Ahold Delhaize, PepsiCo and UBS.

Ms. Plaines earned an MBA from the University of Texas at Austin and a Bachelor of Science degree in International Finance from the University of Florida. She also participated in the Harvard Business School Executive Education program. She serves as an Advisory Board Member of the Retail Finance Leaders Roundtable, the Business Analytics MA Program at Cal Polytechnic University, and the Center for Coaching and Leadership at Babson College.

The full text of the news release announcing Ms. Plaines’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

There are no arrangements or understandings between Ms. Plaines and any other person pursuant to which Ms. Plaines was elected as an officer. Neither Ms. Plaines nor any related person of Ms. Plaines has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Ms. Plaines is not related to any of the executive officers or directors of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT INDEX

99.1 News release issued by Jones Lang LaSalle Incorporated on March 5, 2019

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2019
Jones Lang LaSalle Incorporated

By: /s/ Alan K. Tse
Name: Alan K. Tse
Title: Global Chief Legal Officer